Exhibit 99.1

LIONSGATE CHIEF EXECUTIVE OFFICER
JON FELTHEIMER SIGNS NEW LONG-TERM AGREEMENT WITH COMPANY

Santa Monica, CA, and Vancouver, BC, June 3, 2013 -- Lionsgate (NYSE: LGF) Chief Executive Officer Jon Feltheimer has signed a new long-term agreement with the Company extending his tenure until May 2018, effective immediately, Lionsgate announced today.

During Mr. Feltheimer's 13 years as CEO, he and Vice Chairman Michael Burns have guided the Company's growth into a premier global entertainment company that has established a reputation for leadership not only in feature films and television shows but in creating and delivering content to digital platforms around the world.

Last year Lionsgate acquired Summit Entertainment, launched the global blockbuster HUNGER GAMES franchise and continued the growth and diversification of its television business, which encompasses 28 television series on 20 different networks including iconic and emerging brands such as MAD MEN, WEEDS, ANGER MANAGEMENT, NASHVILLE and ORANGE IS THE NEW BLACK. Lionsgate's market capitalization has increased from $80 million to nearly $4 billion during Mr. Feltheimer's tenure as CEO.

“We are pleased to make this early decision to extend Jon's tenure as CEO until 2018, providing Lionsgate with extraordinary continuity as he and Michael Burns continue to grow the Company into a next generation global content leader,” said Lionsgate Chairman of the Board Dr. Mark Rachesky.

“We believed in Jon's early vision of how to best position Lionsgate to grow and adapt to a rapidly changing industry. He has successfully executed on a business plan which required discipline, patience and investment in all of the Company's key business segments in order to create highly valuable content and long-term value for shareholders.”

In addition to Mr. Feltheimer, Vice Chairman Michael Burns, Co-Chief Operating Officers Steve Beeks and Brian Goldsmith and General Counsel and Chief Strategic Officer Wayne Levin have all signed new long-term agreements with the Company during the past year.

ABOUT LIONSGATE
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales. Lionsgate currently has 28 television shows on 20 networks spanning its primetime production, distribution and syndication businesses, including such critically-

acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the new comedy Anger Management, the network series Nashville, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show, Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, The Twilight Saga Breaking Dawn - Part 2, Now You See Me, Tyler Perry's Temptation, Warm Bodies, Snitch, Texas Chainsaw 3D, The Expendables 2, The Possession, Sinister, The Cabin in the Woods and Arbitrage. Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

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For Lionsgate corporate inquiries, please contact:
Peter D. Wilkes
310.255.3726
pwilkes@lionsgate.com

Kinley L. Cross
310.255.5114
kcross@lionsgate.com

The matters discussed in this press release include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the risk factors as set forth in Lionsgate's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2013, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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